EXHIBIT 99.1

For more information, contact:
Novatel Wireless	The Blueshirt Group, Investor Relations
Dan Halvorson	Chris Danne, Rakesh Mehta
Vice President, Finance	(415) 217-7722
(858) 320-8821	chris@blueshirtgroup.com
www.novatelwireless.com	rakesh@blueshirtgroup.com

FOR IMMEDIATE RELEASE

NOVATEL WIRELESS ANNOUNCES STRONG FIRST QUARTER RESULTS

Revenues Increase Over 42% Sequentially—$50 million in UMTS Orders to Date

GAAP Net Income $0.02 per diluted share – Company Raises Guidance for Q2

SAN DIEGO, CA.— May 6, 2004—Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, today reported financial results for the first quarter ended March 31, 2004.

Net revenues for the first quarter were $15.1 million, an over 42% increase from $10.6 million in the preceding fourth quarter and a 102% increase from $7.5 million in the same period last year. Net income applicable to common shareholders for the first quarter of 2004 was $413,000 or $0.02 per diluted share, which compares to a loss of $3.2 million or $0.46 per share reported in the same period last year.

“The first quarter represented a critical milestone for the Company as we increased sales over 42% sequentially, improved all facets of our business model and crossed into GAAP profitability for the first time in our public history,” commented Peter Leparulo, Chief Executive Officer of Novatel Wireless. “Since the beginning of the year, we have also dramatically diversified our end customers, having begun shipments of our products to some of the largest wireless operators in the world, quickly gained the largest market share for UMTS PC cards, signed a long term contract for CDMA EV-DO with Verizon Wireless and added over $70 million in cash to our balance sheet. Moving forward, we will look to grow revenues from our broad offering of 2.5G products, especially in Asia, and 3G products, with the largest opportunities for UMTS in Europe and Asia and for EV-DO in the U.S.”

“We are clearly executing on our plan and our momentum has continued into the second quarter,” added Mr. Leparulo. “To date, we have now received over $50 million in orders for UMTS products since we began shipping in Q4 of last year. Given this visibility, we are raising our guidance for the second quarter and now expect a sequential increase of over 25% in revenues to approximately $19 million to $20 million and earnings per share of $0.05 to $0.06 per share.”

Recent highlights include

•	Over the last three months, the Company announced it will supply the Merlin U530TM Wireless PC Cards to leading carriers launching 3G service in Austria, Australia, Denmark, Italy, Germany, Spain, Sweden and the U.K. These carriers included E-Plus, O2, T-Mobile, Telecom Italia Mobile, Telefonica Moviles Espana, and 3 (Hutchinson’s 3G service).
•	On February 10th, Novatel Wireless announced an agreement positioning the Company to be a key long-term volume supplier of Wireless PC Cards to support Verizon Wireless’ $1 billion EV-DO expansion.
•	On March 10th, the Company announced that David Werner had joined its board of directors as Chairman of the Audit Committee. Mr. Werner brings over 29 years of finance and operating experience to Novatel Wireless and has served as a principal financial officer of numerous companies.
•	On April 29th, Novatel Wireless announced the completion of its secondary offering, which raised gross proceeds of $65.9 million to the Company, and returned to trading on The Nasdaq National Market System.

“Reported Q1 net income of $413,000 or $0.02 per diluted share includes non-cash charges of $111,000 for the accretion of dividends on our preferred stock and $67,000 for deferred stock-based compensation,” explained Dan Halvorson, Vice President of Finance and Chief Accounting Officer of Novatel Wireless. “Gross margins again improved and have increased sequentially by over 200 basis points to 28.7% While we increased R&D spending to support the roll-out of UMTS products and development of EV-DO in connection with our agreement with Verizon Wireless, we continued to maintain strict discipline over expenditures as R&D decreased as a percentage of sales and total operating expenses decreased to 25% of revenues. We expect these general trends to continue in upcoming quarters. With the completion of our equity offering, we now have over $70 million in cash and a very strong balance sheet to continue to finance our growth initiatives. In connection with the equity offering, all of the remaining Series B preferred stock converted into common stock and, as a result, together with the shares issued in the offering, there are approximately 32.5 million common shares outstanding on a fully diluted basis.”

Novatel Wireless will host a conference call for analysts and investors today to discuss its quarterly results at 5:00 p.m. ET on May 6, 2004. For parties in the United States and Canada, call 800-240-5318 to access the earnings call. A live Web cast of the conference call will also be accessible from the “Investor Relations” section of the Novatel Wireless Web site (www.novatelwireless.com). Following the live Web cast, an archived version will be available on the Novatel Wireless Web site.

ABOUT NOVATEL WIRELESS, INC.

Novatel Wireless, Inc. is a leading provider of wireless broadband access solutions. Novatel Wireless’ MerlinTM PC Cards, ExpediteTM Embedded Modems, and Freedom Box™ Ruggedized Modems enable high-speed wireless access to personal, corporate and public information via portable computers, handheld devices and vertical market applications. The Company delivers innovative 2.5G and 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on Nasdaq: NVTL.

© 2004 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Merlin, Merlin U530, Expedite, and Freedom Box are trademarks of Novatel Wireless, Inc. All other brands, products and company names mentioned herein are trademarks of their respective holders.

Some of the information presented in this release, is forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Although Novatel Wireless believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements. Certain factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings. Included among these factors are the future demand for wireless access to data, the future growth of wireless wide area networking, changes in wireless transmission standards and technologies, continued acceptance of and market demand for Novatel Wireless’ products, dependence on intellectual property rights, dependence on a small number of customers, and the Company’s general business and strategy, including plans and expectations relating to technology, product development, strategic relationships, customers, manufacturing, service activities, international expansion, sales initiatives and gross margin and cost containment initiatives. These factors, as well as other factors detailed from time to time in the Company’s SEC reports and filings, could cause actual results to differ materially. Forward-looking statements are not guarantees of performance. Novatel Wireless assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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NOVATEL WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31, 2004	December 31, 2003
ASSETS
Current assets:

Cash and cash equivalents	$10,675,000	$3,942,000
Restricted cash	745,000	635,000
Accounts receivable, net	12,617,000	8,986,000
Accounts receivable - related parties	—	399,000
Inventories	3,580,000	2,349,000
Other current assets	1,383,000	1,378,000

Total current assets	29,000,000	17,689,000

Property, plant and equipment, net	1,703,000	1,915,000

Intangible assets, net	5,670,000	4,629,000

Other assets	186,000	188,000

	$36,559,000	$24,421,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

Accounts payable	$6,814,000	$6,730,000
Accrued expenses	2,727,000	1,179,000
Restructuring accrual	1,112,000	1,222,000
Deferred revenues	5,463,000	6,218,000
Current portion of capital lease obligations	88,000	82,000

Total current liabilities	16,204,000	15,431,000

Stockholders' equity:

Common stock	17,000	13,000
Additional paid-in capital	267,133,000	256,253,000
Deferred stock-based compensation	(74,000)	(142,000)
Accumulated Deficit	(246,721,000)	(247,134,000)

Total stockholders' equity	20,355,000	8,990,000

	$36,559,000	$24,421,000

NOVATEL WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	(unaudited)
	2004	2003
Revenue	$15,144,000	$7,489,000
Cost of revenue	10,798,000	6,266,000

Gross margin	4,346,000	1,223,000

Operating costs and expenses:

Research and development	1,960,000	1,735,000
Sales and marketing	828,000	677,000
General and administrative	925,000	979,000
Restructuring charges	—	413,000
Amortization of deferred stock compensation (*)	67,000	451,000

Total operating expenses	3,780,000	4,255,000

Operating income (loss)	566,000	(3,032,000)

Other income (expense):
Interest income	15,000	1,000
Interest expense	(1,000)	(70,000)
Other, net	(56,000)	85,000

Net income (loss)	$524,000	$(3,016,000)
Accretion of dividends on preferred stock	(111,000)	(193,000)

Net income (loss) applicable to common stockholders	$413,000	$(3,209,000)

Per share data:

Net Income (loss) per common share:
Basic	$0.03	$(0.46)
Diluted	$0.02	$(0.46)

Weighted average shares used in computation of per share calculation:
Basic	15,275,822	6,985,369
Diluted	25,043,311	6,985,369

(*) Amortization of deferred stock compensation:
Cost of revenue	$8,000	$19,000
Research and development	20,000	51,000
Sales and marketing	21,000	50,000
General and administrative	18,000	331,000

	$67,000	$451,000